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                                                                      EXHIBIT 99



                               POWER OF ATTORNEY



The undersigned, Unilever N.V., a Netherlands corporation ("Unilever"), hereby constitutes and appoints Thomas H. Floyd, Mart Laius and Ronald M. Soifer, and each of them, with full power of substitution and resubstitution, as Unilever's agent and attorney-in-fact, with full power and authority to do and perform any and all things on Unilever's behalf for all purposes relating to the transactions contemplated by the Agreement and Plan of Merger dated as of April 11, 2000 among Conopco, Inc., Vermont All Natural Expansion Company and Ben & Jerry's Homemade, Inc. and related agreements of even date therewith (the "Agreements"), including without limitation, for the purposes of signing any and all documents to be filed with or furnished to the Securities and Exchange Commission or the New York Stock Exchange or any other governmental or regulatory authority, as well as any and all agreements, certificates, instruments or other documents as such agents and attorneys-in-fact in their discretion individually deem necessary or advisable to be entered into in connection with the consummation of the transactions contemplated by the Agreements.

IN WITNESS WHEREOF, Unilever N.V. has duly executed this instrument as of the date set forth below by its duly authorized officers.



/s/ G. DIJKSTRA                    /s/ R. W. CHAMBERLAIN
--------------------------         ---------------------------
G. Dijkstra                        R. W. Chamberlain
Attorney B                         Attorney A



Rotterdam, 14th April, 2000